Donald R. Loback
5738 Via Buena Vista
Paradise Valley, AZ  85253

Dear Don:

The Board of Directors of Continental Homes has unanimously approved the payment to you of your pro-rated fiscal year 1998 bonus in the amount of $250,882 through October 3, 1997.

The Company has also agreed to assign to you your split dollar life insurance policies effective as of October 3, 1997. We have spoken to Patti Hermanns at ECA to arrange for the assignment. Please call Debi Granado if you have any questions in this regard.

As you know, we have spoken with Dan Nahom at Arthur Andersen regarding these matters to make sure that paying your bonus and assigning the insurance policies to you does not effect the "pooling treatment" which may be desired by a potential buyer of our Company. While we have now concluded that this should not effect the pooling treatment, Dan felt it would be prudent to require that you repay your bonus and reassign your insurance policies in the event an opinion on pooling treatment in connection with an acquisition or other such transaction with this Company) takes the position that doing so is necessary to allow for pooling treatment. Therefore, I would like you to acknowledge by signing below where indicated that you will return you bonus and reassign you insurance policies at our request in the event that position is taken. I will forward your check (or wire, as you wish) upon receipt of a copy of this letter with your acknowledgment.

Don, I am sorry this has taken so long and hope you understand that we were simply proceeding cautiously in light of the pooling treatment issue.

Hope all is well,

Sincerely,
/s/ Timothy C. Westfall                          /s/ Donald R. Loback
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Timothy C. Westfall                              Donald R. Loback
Vice President, General Counsel